Exhibit 10.10

AMENDMENT TO AND EXTENSION OF
TIME BROKERAGE AGREEMENT

This AMENDMENT TO AND EXTENSION OF TIME BROKERAGE AGREEMENT (this “TBA Amendment”) is entered into as of December 9, 2003, by and between Diversified Communications (“Broker”) and Atlantic Media Group, Inc. (“Atlantic”).

RECITALS

WHEREAS, Vision Communications, Inc. (“Vision”) and Atlantic were parties to a Time Brokerage Agreement dated as of April 28,1994 (the “TBA”) wherein Broker agreed to provide programming for Station WWMB-TV, Florence, South Carolina (the “Station”), which is licensed to Atlantic;

WHEREAS, Vision assigned its rights and obligations under the TBA to Broker by letter agreement dated March 18,1994, and the TBA was subsequently extended by notice dated August 14, 1998, and acknowledged and accepted by Atlantic, and will expire on April 8, 2004 unless extended by this TBA Amendment; and

WHEREAS, Buyer and Seller desire to modify, amend and extend the TBA in accordance with this TBA Amendment.

NOW, THEREFORE, in consideration of the mutual promises set forth in this TBA Amendment and other valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be bound legally, agree as follows:

1.                 Section 1 of the TBA is hereby amended by deleting the second (2nd) paragraph and substituting the following:

“Broker shall begin its time brokerage activities with regard to the Station pursuant to this Agreement upon the commencement of Station program tests, and said date shall be referred to herein as the ‘Commencement Date.’ The term of this Agreement shall be a period of five (5) years from the date on which Broker acquires the assets of broadcast station WPDE-TV, Florence, South Carolina, or from April 8, 1994, whichever occurs first. Broker also shall have the option to extend this agreement for two (2) successive five (5) year terms to and including April 8, 2009, on the same terms and conditions as this TBA Agreement, by giving notice of its intent to exercise such option not less than six months prior to the expiration of the initial term.”

2.                 Section 4 of the TBA is deleted in its entirety and a new Section 4 is substituted as follows:

“4. As consideration for Atlantic’s permitting Broker to air its programming on the Station pursuant to this Agreement, Broker shall pay Atlantic as follows:

A.     Beginning on January 1, 2004 (the “Effective Date”), Broker shall pay Atlantic the net sum of Fifteen Thousand Five Hundred Fifteen Dollars ($15,515.00) (“Broker Fee”) on the first day of each month. Payments shall continue at this amount for the period beginning on the Effective Date up to the date two (2) years after the Effective Date. Two (2) years after the Effective Date, the Broker Fee shall be increased by three percent (3%) per year until the expiration of the TBA.

B.     Atlantic’s estimated monthly cost of operating the Station for the remaining five-year term of the TBA Agreement, including utilities associated with the Station’s transmitting facilities (pursuant to the Transmission Facilities and Studio Lease Agreement), rent to Broker for the Station’s transmitting and studio facilities, and salaries for the Station’s General Manager and Chief Operator, all based on an operating budget jointly agreed to by Atlantic and Broker.

3.                 By signature below, the parties extend the TBA Agreement on the terms and conditions contained herein and acknowledge that execution of this TBA Amendment represents notice of Broker’s intent to exercise the option to extend the TBA Agreement as set forth in Section 1 above and, furthermore, that such notice to extend is acknowledged and accepted by Atlantic.

4.                 The parties hereby acknowledge and agree that the TBA, as amended and supplemented by this TBA Amendment, is in all respects ratified and confirmed, and remains in full force and effect and otherwise unamended. The TBA, as so amended and supplemented by this TBA Amendment, shall be read, taken, and construed as one instrument and shall be referred to herein and hereafter as so amended and extended as the “TBA Agreement.”

5.                 The parties hereto mutually represent and warrant that: (i) the execution, delivery, and performance by the parties of this TBA Amendment have been duly authorized by all necessary corporate action; (ii) this TBA Amendment has been duly executed and delivered by the parties; (iii) this TBA Amendment constitutes the legal, valid, and binding obligation of the parties, enforceable against the parties in accordance with its terms; and (iv) does not conflict with, constitute grounds for termination of, result in a breach of or constitute a default under any agreement, instrument, license or permit to which Broker or Atlantic is a party or by which either of the parties may be bound.

6.                 More than one counterpart hereof may be executed by the parties and each fully executed counterpart hereof shall be deemed an original hereof.

BROKER:		ATLANTIC:

DIVERSIFIED COMMUNICATIONS		ATLANTIC MEDIA GROUP, INC.

By:	/s/ Carolyn A. Barrett	By:	/s/ Albert D. Ervin
Name:	CAROLYN A. BARRETT	Name:	ALBERT D. ERVIN
Title:	VICE PRESIDENT	Title:	PRESIDENT